Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer (708) 450-6759
MIDWEST BANC HOLDINGS TAKES FOURTH QUARTER CHARGES
MELROSE PARK, IL (January 18, 2007) -— Midwest Banc Holdings, Inc. (Nasdaq: MBHI) will report a loan loss provision of $5.5 million and an interest income reversal of $1.0 million in its fourth quarter financial results, due to further deterioration of a problem loan previously disclosed in July 2006.
The company said these factors would reduce fourth quarter net income by $4.0 million, or $0.16 per diluted share. Excluding the $6.5 million charges, the company would have reported net income of approximately $6.9 million, or $0.28 per diluted share, for the quarter ended December 31, 2006. Including these items, net income is estimated to be $2.9 million, or $0.12 per diluted share.
In the second quarter of 2006, the company recorded a loan loss provision of $5.0 million relating to this problem relationship. In the fourth quarter, the company recorded a $7.5 million charge-off, provided an additional $5.5 million to the allowance for loan losses and reversed $1.0 million of previously accrued interest income. Total nonaccrual loans as of year end were $25.8 million related to this borrower, or 60.3% of total nonaccruing loans. Aggressive collection efforts are ongoing.
“There is no question that we are not happy with this development, but given a series of late fourth quarter developments, we determined that these actions are necessary to recognize the loss that we now believe exists in this customer relationship,” said James J. Giancola, chief executive officer. “We have made substantial efforts to build a strong level of asset quality and have succeeded with the remainder of the portfolio. Absent this one relationship, our nonperforming assets would be 0.67% of total assets at December 31, 2006, compared to 0.83% a year ago.”
Including this relationship, the ratio of nonperforming assets to total assets will be 1.55% at December 31, 2006 compared to 0.83% at the end of the prior year. The ratio of allowance for loan losses to total loans will be 1.19% at December 31, 2006 compared to

1.32% at the end of the prior year. The ratio of allowance to nonaccruing loans will be 54.2% at December 31, 2006 compared to 224.7% at the end of the prior year.
The company will conduct a conference call to discuss this matter and its fourth quarter results on January 29, 2007, at 11:00 A.M. Eastern/10:00 A.M. Central. The webcast and call will be hosted by members of management. A brief discussion of quarterly results and trends will be followed by questions from professional investors and analysts invited to participate in the interactive portion of the discussion.
Interested parties wishing to participate in the interactive portion of the call can dial in at (877) 407-0778 or (201) 689-8565 for international calls. The live webcast can be accessed at www.midwestbanc.com and will be available for replay on that website through April 30, 2007. The audio replay may be accessed through February 6, 2007 at (877) 660-6853 or (201) 612-7415 for international calls, account number 286, conference ID number 227576.
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., Midwest Bank Insurance Services, LLC, and Royal American Investment Services, Inc.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”